Exhibit 99.1

Monday November 9, 2009

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2009

Vancouver, BC, November 9, 2009 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) today announced its financial results for the third quarter ended September 30, 2009.

“We were pleased to observe continued strong sales growth in our Proprietary Medical Products business during the quarter, driven primarily by increasing market adoption of our Quill™ SRS product line,” said Dr. William Hunter, President and CEO of Angiotech.  “In addition, our solid early results from our recent commercial launch of the Option™ Inferior Vena Cava Filter and our preparations for a potential 2010 launch of our 5-FU anti-infective product candidates leave us increasingly optimistic about the opportunity to further accelerate growth in our Proprietary Medical Products business in 2010 and beyond.”

Third Quarter Financial Highlights

•

Total revenue was $63.2 million.

•

Net product sales were $48.7 million.  Sales of our Proprietary Medical Products were $14.7 million, or 30% of total product sales.  Sales of our Base Medical Products were $34.0 million, or 70% of total product sales.

•

Royalty revenue was $14.5 million.

•

Research and development expenses were $4.6 million.

•

Selling, general and administrative expenses were $17.9 million.

•

Net loss and net loss per share for the quarter were $7.8 million and $0.09, respectively.

•

As of September 30, 2009, cash and short-term investments were $53.8 million and net debt was $521.2 million.

Selected Non-GAAP Financial Measures

•

Certain financial measures in this press release are prepared according to United States Generally Accepted Accounting Principles (“GAAP”). In addition, certain financial measures presented below and in the appendix of this press release are non-GAAP, or adjusted, financial measures that exclude certain items.  Management uses certain non-GAAP, or adjusted, financial measures to establish operational goals, and believes that these measures may assist investors in evaluating the results of our business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP adjusted financial measures in addition to, and not as a substitute for, or as superior to, financial measures prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP adjusted financial measures to the corresponding GAAP financial measures, and an explanation of the Company’s use of these non-GAAP adjusted financial measures and of the excluded items, is included in the Appendix of this press release.

•

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $15.3 million;

•

Adjusted research and development expenses were $4.1 million;

•

Adjusted selling, general and administrative expenses were $17.1 million; and

•

Adjusted net income and adjusted net income per share for the quarter were $0.1 million and $0.00, respectively.

Third Quarter Highlights

Proprietary Medical Products.  Certain of our product lines, which we refer to as our Proprietary Medical Products, are marketed and sold by our two direct sales groups. We believe certain of these product lines may contain technology advantages and thereby may provide for more substantial revenue growth potential as compared to our overall product portfolio. Our significant currently marketed Proprietary Medical Products include (i) our Quill™ SRS wound closure product line, which is marketed and sold by our Surgical Products Sales Group, and (ii) our Option™ Inferior Vena Cava (“IVC”) Filter, HemoStream™ chronic dialysis catheter, SKATER™ line of drainage catheters, BioPince™ full core biopsy device, EnSnare™ retrieval device and V+Pad™ hemostatic pad, which are marketed and sold by our Interventional Products Sales Group. Our Proprietary Medical Products continued to demonstrate higher revenue growth as compared to our overall product portfolio in the third quarter, consistent with recent prior quarters. Revenue for these products in the third quarter of 2009 increased by 33% as compared to the third quarter of 2008 and by 9% as compared to the second quarter of 2009. Excluding the impact of foreign currency changes between the respective periods, the revenue growth figures indicated above would have been 36% and 8%, respectively.

Base Medical Products.  Certain of our product lines, which we refer to as our Base Medical Products, represent more mature finished goods product lines in the ophthalmology, biopsy and general surgery areas, or medical device components manufactured by us and sold to other third-party medical device manufacturers who assemble those components into finished medical devices. Sales of our Base Medical Products are supported by a small group of direct sales personnel, as well as a network of independent sales representatives and medical product distributors. Revenue from our Base Medical Products tends to exhibit greater volatility or slower relative growth, particularly our sales of components to third party medical device manufacturers, which may be impacted by customer concentration and business issues that certain of our large customers may face, as well as to a more limited extent by economic and credit market conditions.

Revenue from our Base Medical Products declined by 4% in the third quarter of 2009 as compared to the third quarter of 2008, and increased by 1% as compared to the second quarter of 2009.  Excluding the impact of foreign currency changes, revenue would have declined by 3% as compared to the third quarter of 2008 and would have been flat as compared to the second quarter of 2009.

The decline in our Base Medical Products sales as compared to the third quarter of 2008 is due primarily to lower sales of medical device components to other third party medical device manufacturers, generally relating to certain customers that have postponed or cancelled orders, or implemented inventory reduction programs in response to changing economic and credit market conditions, and more particularly relating to cancelled orders for surgical needles by one of our largest customers.  Manufacturing of surgical needles, as of November 2008, was fully transferred to our facility in Aguadilla, Puerto Rico from our facility in Syracuse, New York.  We believe that the closure of our Syracuse production facility in November and the finalization of our move of surgical needle production to Aguadilla, combined with the difficult economic and credit market environment, may have continued to negatively impact our Base Medical Product sales during the third quarter of 2009 as compared to the third quarter of 2008.  We currently expect that certain of our customers may increase their order levels later in 2009 or in 2010, however, there can be no assurance that we will record sales of surgical needles to these customers at levels observed in prior periods.

Royalty Revenue.  We derive additional revenue from royalties paid to us by partners that develop, market and sell products incorporating certain of our proprietary technologies.  Currently, the substantial majority of our royalty revenues are derived from sales by Boston Scientific Corporation (“BSC”) of TAXUS® coronary stent systems incorporating the drug paclitaxel.  TAXUS stents have been evaluated by the industry’s most extensive randomized, controlled clinical trial program, with patient follow-up out to five years in some cases.  BSC’s controlled clinical trial results have been supplemented by data on more than 35,000 patients enrolled in post-approval registries.  To date, over 4.6 million TAXUS stents have been implanted globally.

Royalty revenue derived from sales of TAXUS stent systems by BSC for the third quarter of 2009 decreased by 29% as compared to the third quarter of 2008, and decreased by 14% as compared to the second quarter of 2009.  The decrease in royalty revenues received from BSC is primarily due to the entry of new competitors into the drug-eluting coronary stent market during the second half of 2008 and the resulting shifts in market share among these competitors over the past four consecutive quarters.

Royalty revenue for the third quarter of 2009 was based on BSC’s net sales for the period April 1, 2009 to June 30, 2009 of $226 million, of which $96 million was in the United States, compared to BSC net sales of $298 million, of which $144 million was in the United States, for the same period in 2008, and compared to BSC net sales of $252 million, of which $119 million was in the United States, for the period January 1, 2009 to March 30, 2009 from which our second quarter royalty revenue was derived.  The average gross royalty rate earned in the third quarter of 2009 on BSC’s net sales was 6.2% for sales in the United States and 6.1% for sales in other countries.

Option Inferior Vena Cava Filter.  In June 2009, we announced that the United States Food and Drug Administration (“FDA”) had granted 510(k) clearance for the Option IVC Filter, for use in both permanent and retrievable indications.  In August 2009, we announced the commercial launch of the Option IVC Filter in the United States.  The Option IVC Filter was licensed in March 2008 from our partner Rex Medical L.P.

IVC filters are implanted in patients that are at high risk for developing pulmonary embolism, which can be a life threatening condition.  IVC filters are implanted in the inferior vena cava and are designed to catch clot material to prevent it from reaching the lungs, while allowing blood to continue to flow normally.  In 2008, there were approximately 220,000 IVC filters implanted in the United States.

We believe the Option IVC Filter may have a number of potential competitive benefits, which include a unique filter design that may reduce the potential for filter migration after implantation, thereby making the product safer for patients, insertion potential through either the femoral or jugular route, which may make the product easier for a physician to use, and the use of non-thrombogenic material, which may reduce the risk of blood clots occurring in the filter. We also believe the unique design of the Option IVC Filter may allow physicians to remove or retrieve the device from patients more easily, or after longer periods of time have passed, as compared to existing competitive IVC filters.

The Option IVC Filter was approved based upon the results of a United States multi-center prospective clinical trial. The purpose of the clinical trial was to evaluate the device’s safety and efficacy in preventing pulmonary emboli, and to assess the ability to retrieve the device from the body up to 175 days following implantation. The results, representing a total of 100 patients, were presented at the 2009 Society of Interventional Radiology in San Diego, CA on March 9, 2009. Successful filter implantation was achieved in 100% of the subjects and the retrieval success rate in the study was 92.3%. Clinical success, which was achieved in 88% of subjects, was defined as placement of the filter without subsequent pulmonary embolism, significant filter migration or embolization, symptomatic caval thrombosis or other complications requiring filter removal or invasive intervention.

Quill SRS.  In August 2009, we announced the launch of a new series of our proprietary Quill SRS products specifically designed for laparoscopic, or minimally invasive, gynecology procedures, including hysterectomies and myomectomies.

In 2008, there were approximately 750,000 hysterectomies performed in the United States, of which approximately 130,000 were performed laparoscopically. In addition, there were approximately 72,000 myomectomies performed in the United States to remove uterine fibroid tumors. Angiotech’s proprietary Quill SRS technology may offer significant advantages in wound closure in certain laparoscopic surgical procedures, whether performed manually or through robotic assistance. We believe the primary potential advantage of Quill SRS in certain laparoscopic procedures is the ability to use Quill SRS to close a wound without having to tie knots. The exercise of tying knots can be particularly challenging and time-consuming when surgeons operate in a smaller surgical field, as is the case for most laparoscopic surgical procedures. A second potential advantage for Quill SRS in these procedures is minimizing or eliminating the need for a third hand to maintain tension on the suture, as may be required with a traditional suturing technique in order to deal with tissue recoil. A third potential advantage of Quill SRS in these procedures is the ability of Quill SRS to maintain the tension along the length of the wound, which may provide hemostatic benefits and thereby eliminate or minimize the need for standard hemostatic sutures. Patients may also benefit as a result of these potential advantages through reduced surgical times, and therefore reduced time under anesthesia, and health care facilities and payors may also benefit from the potential to reduce operating room time needed, or the total cost of material needed, to complete such surgical procedures.

Our new Quill SRS product codes for laparoscopic gynecology procedures are available in our polydioxanone (PDO) suture material in size -0- with 7 cm by 7 cm and 14 cm by 14 cm lengths, and include our newly designed 36 mm needles. The use of Quill SRS in laparoscopic gynecological surgery was first reported by James Greenberg, MD, and Jon Einarsson, MD, MPH, of the Centre for Women's Surgery at Brigham & Women's/Faulkner Hospitals and Harvard Medical School Boston, Massachusetts in the Journal of Minimally Invasive Gynecology, in November 2008. The results of this small feasibility study looked at the application of Quill SRS in myomectomy and total laparoscopic hysterectomy vaginal cuff closures. This publication was then followed by up by a podium presentation at the American Association of Gynecologic Laparoscopists (AAGL) annual meeting in the fall of 2008 confirming that there were no post operative issues or complications from the use of Quill SRS in a patient series that had grown to 150 patients as of that date.

ZILVER® PTX® - CE Mark Approval. In August 2009, we announced that our partner Cook Medical Inc. (“Cook”), had reported CE Mark approval and commercial launch of the ZILVER PTX paclitaxel-eluting peripheral vascular stent in Europe.  The ZILVER PTX stent, which is under evaluation in clinical trials being conducted by Cook, is a specialized stent product incorporating our proprietary paclitaxel technology and is designed for placement in diseased arteries in the limbs to restore blood flow.  Cook licenses the rights to use paclitaxel with peripheral stents and certain other non-coronary medical devices from us.  Subject to the terms of our license agreement with Cook, we are entitled to receive royalty payments upon the commercial sale of paclitaxel-eluting peripheral vascular stent products, including the ZILVER PTX stent.

Financial Information

This press release contains financial data derived from the unaudited consolidated interim financial statements for the three and nine month periods ended September 30, 2009, and 2008.  Full unaudited consolidated interim financial statements and Management’s Discussion and Analysis for the three and nine month periods ended September 30, 2009 and 2008 will be filed with the relevant regulatory agencies, as well as posted on our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported under U.S. GAAP unless otherwise noted. All per share amounts are stated on a diluted basis unless otherwise noted.

Conference Call Information

A conference call to discuss these financial results will be held today, Monday, November 9, 2009 at 8:00 AM PT (11:00 AM ET).

Dial-in information:

North America (toll-free): (800) 599-9829

International: (617) 847-8703

Enter Passcode: 64385781

An archived replay of the call will be available until November 16, 2009.

North America (toll-free): (888) 286-8010

International: (617) 801-6888

Enter Passcode: 36157253

A live webcast will be available to all interested parties through the Investors section of Angiotech’s website: www.angiotech.com/investors

ANGIOTECH PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30

	2009	2008	2009	2008
		[restated]		[restated]
REVENUE
Royalty revenue	$14,531	$21,405	$48,638	$75,871
Product sales, net	48,660	46,502	141,976	144,761
License fees	53	453	25,503	558
	63,244	68,360	216,117	221,190

EXPENSES
License and royalty fees	2,463	3,452	7,937	11,484
Cost of products sold	25,958	24,772	75,606	77,430
Research and development	4,596	10,658	17,526	45,468
Selling, general and administration	17,924	23,370	59,102	77,100
Depreciation and amortization	8,285	8,560	24,845	25,577
In-process research and development	-	-	-	2,500
Write-down of goodwill	-	599,400	-	599,400
	59,226	670,212	185,016	838,959
Operating income (loss)	4,018	(601,852)	31,101	(617,769)

Other income (expenses):
Foreign exchange (loss) gain	(518)	1,009	(1,227)	1,569
Investment and other income (expense)	46	187	74	1,630
Interest expense on long-term debt	(9,286)	(10,790)	(28,971)	(33,851)
Write-down / loss on investments	-	(1,901)	-	(12,561)
Write-down and other deferred financing charges	-	(13,544)	(643)	(13,544)
Total other expenses	(9,758)	(25,039)	(30,767)	(56,757)
(Loss) / income before income taxes	(5,740)	(626,891)	334	(674,526)
Income tax expense (recovery)	2,062	(4,513)	7,569	(10,314)
Net loss	$(7,802)	$(622,378)	$(7,235)	$(664,212)

Basic and diluted net loss per common share	$(0.09)	$(7.31)	$(0.08)	$(7.80)

Basic and diluted weighted average number of common shares outstanding (in thousands)	85,136	85,122	85,125	85,117

ANGIOTECH PHARMACEUTICALS INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$51,458	$38,952
Short-term investments	2,298	848
Accounts receivable	28,874	25,524
Inventories	37,954	38,594
Deferred income taxes, current portion	3,090	3,820
Prepaid expenses and other current assets	4,072	5,234
Total current assets	127,746	112,972

Long-term investments	1,561	1,561
Assets held for sale	8,391	8,422
Property, plant and equipment	46,903	49,108
Intangible assets	176,447	195,477
Deferred financing costs	11,993	11,363
Deferred income taxes	1,835	-
Other assets	2,257	6,294
Total assets	$377,133	$385,197

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$38,932	$46,620
Income taxes payable	7,261	8,071
Interest payable on long-term debt	10,797	6,514
Deferred revenue, current portion	210	210
Total current liabilities	57,200	61,415

Deferred revenue	842	999
Deferred leasehold inducement	2,968	2,780
Deferred income taxes	40,587	40,577
Other tax liabilities	3,145	3,145
Long-term debt	575,000	575,000
Other liabilities	686	1,154
Total non-current liabilities	623,228	623,655

Stockholders’ deficit
Share capital
Authorized:
200,000,000 Common shares, without par value
50,000,000 Class I Preference shares, without par value
Common shares issued and outstanding:
September 30, 2009 – 85,136,725
December 31, 2008 – 85,121,983	472,742	472,739
Additional paid-in capital	33,278	32,107
Accumulated deficit	(850,908)	(843,673)
Accumulated other comprehensive income	41,593	38,954
Total stockholders’ deficit	(303,295)	(299,873)

Total liabilities and stockholders’ deficit	$377,133	$385,197

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the remainder of 2009 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to restructure and to service our debt obligations; and any other factors referenced in our other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission (“SEC”).   For a more thorough discussion of the risks associated with our business, see the "Risk Factors" section in our annual report for the year ended December 31, 2008 filed with the SEC on Form 10-K, as amended, and our quarterly reports for the first and second quarters of 2009 filed with the SEC on Form 10-Q.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2009 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company.  Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury.  To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Sharrifah Al-Salem

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(415) 293-4414

sharrifah.alsalem@FDAshtonpartners.com

Appendix: Presentation of Certain Non-GAAP Financial Information and Reconciliations to Corresponding GAAP Financial Measures

The financial results presented in this press release include the following non-GAAP, or adjusted, financial measures, which we believe provide important supplemental information to management and investors about the Company’s financial condition and results of operations:  (1) adjusted earnings before interest expense, taxes, depreciation and amortization (“Adjusted EBITDA”), (2) adjusted net income (loss), (3) adjusted net income (loss) per share, (4) adjusted revenue, (5) adjusted research and development expense (“Adjusted R&D expense”), and (6) adjusted selling, general and administrative expense (“Adjusted SG&A expense”).

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP adjusted financial measures exclude certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP financial measures may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these certain non-cash, non-recurring and non-operating items include: financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges, integration and restructuring expenses, in-process research and development acquisition costs, retrospective adjustments driven by accounting policy changes, and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments” below).

Investors are cautioned that Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, Adjusted R&D expense and Adjusted SG&A expense do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP financial measures are supplemental metrics and should not be viewed as a substitute for, or superior to, financial reporting measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP adjusted financial measures to the comparable GAAP-based financial measures in the tables included in this Appendix. Management compensates for certain material limitations that may be relevant to our use of certain non-GAAP financial measures by reviewing our operating performance in accordance with GAAP concurrent with our review of our operating performance relative to certain adjusted financial measures during each relevant disclosure period.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, Adjusted R&D expense and Adjusted SG&A expense when setting corporate and operational goals, and evaluating operating performance in connection with:

o

presenting, comparing and assessing the financial results and forecasts reported to the Company’s Board of Directors;

o

evaluating, managing and benchmarking the operating performance of the Company;

o

analyzing underlying trends in the Company’s business;

o

evaluating market position and performance relative to our competitors, many of which use the same or similar performance measures;

o

establishing internal operating budgets;

o

determining compensation under bonus or other incentive programs;

o

enhancing comparability from period to period;

o

assessing compliance with credit facility covenants;

o

providing vital information in assessing cash flows to service our significant debt obligations;

o

comparing performance with internal forecasts and targeted business models; and

o

evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP financial measures are consistent with those excluded from segmented operating results used by the Company’s chief operating decision makers to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management uses this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

In addition, our creditors frequently use financial measures such as Adjusted EBITDA as a critical metric to measure the Company’s ability to generate cash, service debt obligations and comply with financial covenants specified in our lending agreements.  As at September 30, 2009 there were no significant differences between the definition of adjusted EBITDA as defined in our credit facility with Wells Fargo and the definition of Adjusted EBITDA used herein, except for certain litigation related charges, which may not be adjusted for in certain circumstances when reporting under our credit facility. Refer to our 8-K filed on March 5, 2009 for more details on the adjustments incorporated into the definition of adjusted EBITDA under our credit facility.

ANGIOTECH PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO CORRESPONDING
NON-GAAP FINANCIAL MEASURES
(Unaudited)
	Three Months Ended				Three Months Ended
(in thousands of U.S.$, except share and per share data)	September 30, 2009				September 30, 2008
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
					[Restated]
REVENUE
Royalty revenue	$14,531	$-		$14,531	$21,405	$-		$21,405
Product sales, net	48,660	-		48,660	46,502	-		46,502
License fees	53	(53)	a	-	453	(453)	a	-
	63,244	(53)		63,191	68,360	(453)		67,907

EXPENSES
License and royalty fees	2,463	-		2,463	3,452	-		3,452
Cost of products sold	25,958	(765)	b	25,193	24,772	(94)	b	24,678
Research and development	4,596	(103)	d	4,066	10,658	(169)	d	8,832
		(427)	c			(1,657)	c
Selling, general and administrative	17,924	(260)	d	17,126	23,370	(384)	d	20,549
		(167)	b			(2,232)	b
		(371)	g			(205)	g
Depreciation and amortization	8,285	(7,510)	e	775	8,560	(7,581)	e	979
Write-down of goodwill	-	-		-	599,400	(599,400)	i	-
	59,226	(9,603)		49,623	670,212	(611,722)		58,490
Operating income (loss)	4,018	9,550		13,568	(601,852)	611,269		9,417
Other income (expenses):
Foreign exchange (loss) gain	(518)	518	h	-	1,009	(1,009)	h	-
Investment and other income (loss)	46	39	i	85	187	174	i	361
Interest expense on long-term debt	(9,286)	708	f	(8,578)	(10,790)	559	f	(10,231)
Write-down / loss on investments	-	-		-	(1,901)	1,901	i	-
Write-down and other deferred financing charges	-	-		-	(13,544)	13,544	f	-
	(9,758)	1,265		(8,493)	(25,039)	15,169		(9,870)

(Loss) income before income taxes	(5,740)	10,815		5,075	(626,891)	626,438		(453)
Income tax expense (recovery)	2,062	2,941	j	5,003	(4,513)	8,328	j	3,815
Net (loss) income for the period	$(7,802)	$7,874		$72	$(622,378)	$618,110		$(4,268)

Basic and diluted net (loss) income per common share	$(0.09)	$0.09		$0.00	$(7.31)	$7.26		$(0.05)

Weighted average shares outstanding (000’s) – basic & diluted	85,136			85,136	85,122			85,122

For an explanation of the adjustments used to derive our non-GAAP financial measures, please refer to the corresponding discussion in the “Description of Adjustments” section below.

ANGIOTECH PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO CORRESPONDING
NON-GAAP FINANCIAL MEASURES
(Unaudited)
	Nine Months Ended				Nine Months Ended
(in thousands of U.S.$, except share and per share data)	September 30, 2009				September 30, 2008
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
					[Restated]
REVENUE
Royalty revenue	$48,638	$-		$48,638	$75,871	$-		$75,871
Product sales, net	141,976	-		141,976	144,761	-		144,761
License fees	25,503	(25,503)	a	-	558	(558)	a	-
	216,117	(25,503)		190,614	221,190	(558)		220,632

EXPENSES
License and royalty fees	7,937	-		7,937	11,484	-		11,484
Cost of products sold	75,606	(1,661)	b	73,945	77,430	(122)	b	77,308
Research and development	17,526	(318)	d	15,843	45,468	(670)	d	40,709
		(1,365)	c			(2,964)	b
		-				(500)	b
		-				(625)	c
Selling, general and administrative	59,102	(852)	d	53,173	77,100	(1,308)	d	67,560
		(1,433)	b			(5,739)	b
		(2,612)	g			(2,493)	g
		(1,032)	b			-
Depreciation and amortization	24,845	(22,344)	e	2,501	25,577	(22,759)	e	2,818
In-process research and development	-	-		-	2,500	(2,500)	c	-
Write-down of goodwill	-	-		-	599,400	(599,400)	g	-
	185,016	(31,617)		153,399	838,959	(639,080)		199,879
Operating income (loss)	31,101	6,114		37,215	(617,769)	638,522		20,753
Other income (expenses):
Foreign exchange (loss) gain	(1,227)	1,227	h	-	1,569	(1,569)	h	-
Investment and other income (loss)	74	715	i	146	1,630	190	i	1,820
Interest expense on long-term debt	(28,971)	2,076	f	(26,895)	(33,851)	1,678	f	(32,173)
Write-down / loss on investments	-	-		-	(12,561)	12,561	i	-
Write-down and other deferred financing charges	(643)	643	f	-	(13,544)	13,544	f	-
	(30,767)	4,661		(26,749)	(56,757)	26,404		(30,353)

Income (loss) before income taxes	334	10,775		10,466	(674,526)	664,926		(9,600)
Income tax expense (recovery)	7,569	3,706	i	11,275	(10,314)	16,290	j	5,976

Net loss for the period	$(7,235)	$7,069		$(809)	$(664,212)	$648,636		$(15,576)

Basic and diluted net loss per common share	$(0.08)	$0.07		$(0.01)	$(7.80)	$7.62		$(0.18)

Weighted average shares outstanding (000’s) – basic and diluted	85,125			85,125	85,117			85,117

For an explanation of the adjustments used to derive our non-GAAP financial measures, please refer to the corresponding discussion in the “Description of Adjustments” section below.

We also report certain product sales revenue growth rate figures excluding the impact of foreign exchange rate fluctuations on current period revenues. Significant foreign exchange rate fluctuations can distort revenue growth favorably or unfavorably, depending upon the strength of the U.S. dollar relative to the foreign currencies in which we generate revenues. We generate significant revenues in several foreign jurisdictions in multiple foreign currencies including Euros, British pounds, Swiss francs, Danish krone, Norwegian krone and Swedish krone. We believe this measure provides useful information to measure the success of our international sales offices in increasing product sales in their local currencies without regard to exchange rate fluctuations over which we have no control. The tables below provide additional information on the reported product sales figure including a reconciliation of the estimated impact of foreign currency on net sales.

ANGIOTECH PHARMACEUTICALS, INC.
WORLDWIDE SALES
(Unaudited)

			Change
	Three Months Ended		As Reported	Constant Currency
(in thousands of U.S.$)	30-Sep-09	30-Sep-08	Basis	Basis
Proprietary Medical Products	14,646	10,992	33%	36%
Base Medical Products	34,025	35,470	-4%	-3%
Total Medical Products	48,671	46,462	5%	6%

			Change
	Three Months Ended		As Reported	Constant Currency
(in thousands of U.S.$)	30-Sep-09	30-Jun-09	Basis	Basis
Proprietary Medical Products	14,646	13,406	9%	8%
Base Medical Products	34,025	33,773	1%	0%
Total Medical Products	48,671	47,179	3%	2%

ANGIOTECH PHARMACEUTICALS, INC.
NON-GAAP CONSTANT CURRENCY NET SALES RECONCILIATIONS
(Unaudited)

	Q3 2009 Net Sales as compared to Q3 2008
	Change
	As Reported	Constant	Estimated Impact of
(in thousands of U.S.$)	Currency Basis	Currency Basis	Foreign Currency
Proprietary Medical Products	3,655	3,805	(150)
Base Medical Products	(1,445)	(1,115)	(330)
Total Medical Products	2,210	2,690	(480)

	Q3 2009 Net Sales as compared to Q2 2009
	Change
	As Reported	Constant	Estimated Impact of
(in thousands of U.S.$)	Currency Basis	Currency Basis	Foreign Currency
Proprietary Medical Products	1,240	1,064	176
Base Medical Products	252	69	183
Total Medical Products	1,492	1,133	359

ANGIOTECH PHARMACEUTICALS, INC.
CALCULATION OF ADJUSTED EBITDA
AND RECONCILIATION TO GAAP NET LOSS
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands of U.S.$)	2009	2008	2009	2008

Net loss on a GAAP basis	$(7,802)	(622,378)	$(7,235)	$(664,212)
Interest expense on long-term debt	9,286	10,790	28,971	33,851
Income tax expense (recovery)	2,062	(4,513)	7,569	(10,314)
Depreciation and Amortization	9,198	9,673	27,566	28,846

EBITDA	12,744	(606,428)	56,871	(611,829)
Adjustments:
Non-recurring revenue, net of license fees	(53)	(453)	(25,503)	(558)
Restructuring related charges	932	3,984	3,094	8,824
In-process and non-recurring research and development charges	427	-	1,365	3,625
Stock-based compensation	363	556	1,170	1,981
Litigation expenses	371	204	2,612	2,493
Foreign exchange loss (gain)	518	(1,009)	1,227	(1,569)
Investment and other income	(46)	(187)	(74)	(1,630)
Write-downs of investments and other long-lived assets	-	1,901	-	12,561
Write-down of goodwill	-	599,400	-	599,400
Non-recurring deferred financing costs	-	13,544	1,675	13,544

Adjusted EBITDA	$15,256	11,512	$42,437	$26,842

Description of Adjustments

The following is an explanation of each of the items that management has adjusted to derive its non-GAAP financial measures for the three and nine months ended September 30, 2009 and 2008.

(a) Non-Recurring Revenue

We may report adjusted revenue in a given period that excludes certain items from our reported GAAP revenue that are non-recurring or are not related to the day-to-day operating activities of our business, and are not reasonably expected to recur in the future. The adjusted revenue metric for the three and nine months ended September 30, 2009 reflects the elimination of certain one-time non-operating license revenue. The 2009 nine month adjusted revenue metric specifically reflects the subtraction of a $25.0 million one-time payment from Baxter Healthcare Corporation from our reported GAAP revenue figure, as this revenue is non-recurring in nature and was received in lieu of future royalty payments on licensed technology and non-recurring non-operating license revenue.

(b) Restructuring-Related Charges

We may report adjusted net income (loss) and adjusted net income (loss) per share in a given period that excludes certain expense amounts related to restructuring or corporate reorganization activities that we are pursuing, or have completed in prior periods.  These amounts, which are typically expense amounts that we add back to our GAAP net income (loss) and net income (loss) per share in order to calculate the corresponding adjusted measures, primarily represent severance costs, asset write-offs, and other expenses associated with plant closures, transfers of production lines from one facility to another and plant head-count optimization initiatives that are not reasonably expected to recur in the future. The specific expenses excluded from our adjusted measures for the three and nine months ended September 30, 2009 of $0.9 million and $2.7 million respectively reflect costs associated with the closure of our manufacturing facility in Syracuse, New York and certain headcount reduction and other initiatives completed during the third quarter of 2008.

(c) Technology Acquisition-Related Charges

We may report adjusted net income (loss), adjusted net income (loss) per share and Adjusted R&D expense in a given period that exclude certain non-recurring, and in some instances also non-cash, expense amounts incurred related to the purchase of research stage technology that we have completed, or that we completed in a prior period.  These amounts, which are typically expense amounts that we add back to our GAAP net income (loss), net income (loss) per share and research and development expense in order to calculate the corresponding adjusted measures, primarily represent the costs incurred to complete an acquisition of technology for which we are unable to reasonably determine the specific commercial use. Such purchases of early stage technology occur very infrequently, are highly variable and non-comparable in amount and are not part of our day-to-day operations. The 2009 nine month adjustment specifically includes $0.9 million of non-recurring costs related to our termination of collaboration agreements with Lipose Corporation and Spartan Medical Products LLC, as well as $0.4 million of amortization expense related to prepayments made to Haemacure Corporation for future services.

(d) Stock Based Compensation Expense

We report adjusted net income (loss), adjusted net income (loss) per share, Adjusted R&D expense and Adjusted SG&A expense that exclude amounts recorded for stock based compensation expense.  These amounts, which are non-cash expenses that we add back to our GAAP net income (loss), net income (loss) per share, research and development expense and selling, general and administrative expense in order to calculate the corresponding adjusted measures, primarily represent estimated additional costs we are required to record in accordance with GAAP to issue stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated in our case using a Black-Scholes model to derive the expected fair value of employee stock options. Fair value calculations are highly subjective, given that they are dictated by the specific assumptions and inputs used in the model, and opinions may significantly vary as to which inputs to said model are the most appropriate. Key assumptions and inputs may include our actual stock price on the day the calculation is completed, a measure of the historical volatility of our stock price, an estimate or measure of the risk free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock based compensation expense may vary widely from period to period or from company to company, making it difficult to compare our performance to that of similar companies in our industry, to compare our operating performance to established operating goals or to our performance in prior periods or to assess the cash flow generation of our operations. In addition, the impact of potential dilution related to employee stock options as of any given reporting date is also reflected in our reported fully diluted share count and thereby is already reflected in the related calculation of our GAAP and our adjusted net income (loss) per share, irrespective of such additional operating expense required to be incurred according to GAAP. The 2009 three month adjustments exclude $0.1 million and $0.3 million of stock based compensation expenses from our GAAP derived research and development and selling, general and administrative costs respectively, and the 2009 nine month adjustments exclude $0.4 million and $0.9 million of stock based compensation expenses from our GAAP derived research and development and selling, general and administrative costs respectively.

(e) Intangible Asset Amortization Expense

We report adjusted net income (loss) and adjusted net income (loss) per share that may exclude amounts recorded for certain intangible asset amortization expenses. These amounts, which are non-cash expenses that we add back to our GAAP net income (loss) and net income (loss) per share in order to calculate the corresponding adjusted measures, primarily represent expense incurred during a period to reduce the carrying value of acquired technology or intellectual property, based on the useful life of such assets as estimated and recorded by us at the time of an acquisition. The allocation of excess acquisition purchase price amounts over book value among intangible assets, goodwill and purchased research and development technology can be a highly subjective process that may vary significantly from company to company or between acquisition transactions, thereby making comparison of our operating results to those of similar companies or to our results from prior periods difficult.  In addition, we believe the economic impact of any such acquisitions is reflected in the cash cost or dilution we incur with respect to such transactions, and therefore is reflected in our adjusted measures through the impact on interest expense or income, our reported fully diluted shares outstanding and amounts of revenue generated and other operating expenses incurred during the period. The 2009 three month and nine month adjustments exclude $7.5 million and $22.3 million of intangible asset amortization expenses from our GAAP derived net income (loss) and net income (loss) per share respectively.

(f) Non-Cash Deferred Financing Charges

We report adjusted net income (loss) and adjusted net income (loss) per share that may exclude amounts recorded for certain non-cash deferred financing charges. These amounts, which are non-cash expenses that we add back to our GAAP net income (loss) and net income (loss) per share in order to calculate the corresponding adjusted measures, primarily represent expense incurred related to the amortization of debt financing fees, incurred in connection with our debt financing activities, over the expected life of the debt instrument; as well as write-downs of deferred financing charges which are estimated by us to have no future benefit. As these non-cash expenses are not directly correlated to our day-to-day operating performance, and are due to capital structure or financing decisions made by us that are specific to our situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or to the performance of similar companies in our industry, or to assess the cash flow generation of our operations.  The 2008 nine month adjustment exclude the write down of $13.5 million of non-cash deferred financing charges that are associated with exploration of certain proposed financing and strategic alternatives from our GAAP derived net income (loss) and net income (loss) per share respectively.

(g) Litigation Related Charges

We may report Adjusted SG&A expense, adjusted net income (loss) and adjusted net income (loss) per share that may exclude amounts recorded for certain litigation related charges. These amounts, which are expenses that we add back to our GAAP selling, general and administrative expense, net income (loss) and net income (loss) per share in order to calculate the corresponding adjusted measures, primarily represent expense incurred related to certain extraordinary litigation matters which are inherently unpredictable, highly variable from period to period, are reasonably expected not to recur in similar amounts in future periods or are not related to the day to day operational activities of our business. The 2009 three month and nine month adjustments exclude $0.4 million and $2.6 million of litigation related charges from our GAAP derived selling, general and administrative expense, net income (loss) and net income (loss) per share respectively.

(h) Foreign Exchange Gains and Losses

We may report adjusted net income (loss) and adjusted net income (loss) per share that may exclude amounts recorded for certain foreign exchange gains and losses. These amounts, which are expenses that we add back to our GAAP net income (loss) and net income (loss) per share in order to calculate the corresponding adjusted measures, primarily represent expense incurred related to translation differences that arise from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP financial measures. The 2009 three month and nine month adjustments exclude $0.5 million and $1.2 million of net foreign exchange losses from our GAAP derived net income (loss) and net income (loss) per share respectively.

(i) Goodwill and Other Long-Lived Asset Impairment Charges

We have reported adjusted net income (loss) and adjusted net income (loss) per share that excludes amounts recorded for goodwill and other long-lived asset impairment charges. These amounts, which are expenses that we add back to our GAAP net income (loss) and net income (loss) Per Share in order to calculate the corresponding adjusted measures, primarily represent expenses incurred related to a non-cash write-down of the Company’s goodwill in the amount of $599.4 million during the three and nine months ended September 30, 2008. Goodwill is derived from the allocation of excess purchase price over book value to account for certain corporate acquisitions completed by the Company, and is recorded at the time of the completion of the acquisition. The assessment of goodwill impairment is based upon a number of factors, most prominently the Company’s public share price, which may or may not reflect the actual or expected operating performance of our business as a whole, or the operating performance of the business that was acquired that created the original goodwill entry, and is subject to external market dynamics and other unpredictable factors. Management excludes these charges from the Company’s operating goals, forecasts, budgets and non-GAAP financial measures because goodwill impairment charges are non-cash, one-time GAAP accounting items which are not expected to recur in the absence of future acquisitions. In addition, they are unpredictable, cannot be controlled and are usually company and situation specific, thus making comparisons of our operating performance in the period the impairment expense is incurred to our operating performance in other periods or to similar companies in our industry.

Other asset impairment charges include various asset write-downs pertaining to investments and other long-lived assets, for which the carrying values are impaired and irrecoverable. Management also may exclude these charges from the Company’s operating goals, forecasts, budgets and non-GAAP financial measures because these amounts are typically non-recurring, non operating and non-cash expense items, thus making comparisons of our operating performance in the period the impairment expense is incurred to our operating performance in other periods or to similar companies in our industry.

(j) Income Tax Expense (Benefit) Related to the Above Adjustments

Income tax expense is adjusted by the amount of additional tax expense or benefit that would arise if the Company used our adjusted non-GAAP financial measures to calculate its tax provision, based on the relevant statutory rates applicable to the jurisdictions in which the above non-GAAP adjustments reside.

Material Limitations

While we believe our measures of Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, Adjusted R&D expense and Adjusted SG&A expense are useful for the reasons noted above, we believe there may be certain inherent limitations in these measures, including but not limited to:

▪

Exclusion of amortization and depreciation expense from our adjusted financial measures does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

▪

Exclusion of write-downs, amortization and depreciation from our adjusted financial measures does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

▪

As we use our own approach for calculating our adjusted financial measures, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

▪

Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations. Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our adjusted financial measures are not substitutes for our GAAP-derived financial measures and statements. These adjusted measures are used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of the Company’s operating performance and to offer investors and lenders an opportunity to access the same data management and our Board of Directors may use to assess the Company’s operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.